Exhibit 99.1

FOR:	AMREP Corporation

300 Alexander Park, Suite 204

Princeton, NJ 08540

CONTACT:	Clifford Martin

Vice President and Chief Financial Officer

(609) 716-8220

AMREP REPORTS FIRST QUARTER FISCAL 2017 RESULTS

Princeton, New Jersey, September 14, 2016 – AMREP Corporation (NYSE: AXR) today reported net income of $630,000, or $0.08 per share, for its 2017 first fiscal quarter ended July 31, 2016 compared to a net loss of $1,179,000, or $0.15 per share, for the same period the prior year. Revenues were $12,208,000 for the first quarter of 2017 compared to $9,575,000 in 2016.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.

FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2016	2015

Revenues	$12,208,000	$9,575,000

Net income (loss)	$630,000	$(1,179,000)

Earnings (loss) per share – Basic and Diluted	$0.08	$(0.15)

Weighted average number of common shares outstanding	8,042,000	8,029,000